UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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COMVERSE TECHNOLOGY, INC.
(Name of Registrant as Specified in Its Charter)

CADIAN CAPITAL MANAGEMENT, LLC CADIAN FUND LP CADIAN MASTER FUND LP CADIAN GP, LLC ERIC BANNASCH STEPHEN ANDREWS JAMES BUDGE DORON INBAR RICHARD N. NOTTENBURG
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Cadian Fund LP, together with the other Participants named herein (collectively, “Cadian Capital”), is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of its slate of director nominees at the 2012 annual meeting of shareholders (the “Annual Meeting”) of Comverse Technology, Inc. (the “Company”).  Cadian Capital has not yet filed a proxy statement with the SEC with regard to the Annual Meeting.

Item 1:  On April 16, 2012, Cadian Capital issued the following press release:

FOR IMMEDIATE RELEASE

CADIAN CAPITAL MANAGEMENT SENDS LETTER TO
THE BOARD OF DIRECTORS OF COMVERSE TECHNOLOGY

New York, NY – April 16, 2012 – Cadian Capital Management, LLC (together with its affiliates, “Cadian Capital”), today announced that it has delivered a letter to the Board of Directors (the “Board”) of Comverse Technology, Inc. (NASDAQ: CMVT) (the “Company”) in which it expressed its concerns about the strategic direction of the Company and the continued decline in shareholder value.  Cadian Capital beneficially owns 4,186,158 shares of common stock of the Company.

The full text of the letter is as follows:

CADIAN CAPITAL MANAGEMENT, LLC
535 MADISON AVENUE, 36th FLOOR
NEW YORK, NY 10022

April 16, 2012

VIA HAND DELIVERY AND CERTIFIED MAIL

Board of Directors
c/o Corporate Secretary
Comverse Technology, Inc.
810 Seventh Avenue
New York, NY 10012

Dear Members of the Board:

Cadian Capital Management, LLC, together with its affiliates (collectively, “Cadian Capital”), beneficially owns 4,186,158 shares of common stock of Comverse Technology, Inc. (the “Company”).  Cadian Capital has been a shareholder of the Company since February 2008.  We, like many other shareholders, have significant concerns about the lack of progress the Company has made under the current Board of Directors (the “Board”) over the past several years.  In the Fall of 2011, we conducted a successful “Vote No” campaign against several of the directors nominated for re-election at the 2011 annual meeting of shareholders (the “2011 Annual Meeting”).  At the time of the 2011 Annual Meeting, we decided against seeking a more dramatic overhaul of the Board because we felt the Vote No campaign would send a message of accountability, which we hoped the Board would clearly hear.  Unfortunately, our message has fallen on deaf ears.

Since the 2011 Annual Meeting, we believe the Board has continued to pursue several misguided and/or ill-executed strategies that have continued to prevent the Company from realizing value for shareholders.  Earlier this month, the Company reported disappointing operating metrics for the Comverse Network Systems (CNS) business, which further underscores the effect of this Board’s failure to attract and retain world-class senior management, and the disruptive effects of a quality asset held in strategic limbo in a market with substantial opportunities for revenue growth and margin expansion.  While three recent acquisitions in the CNS space have been completed (or announced and are in the process of being completed) (Convergys Corporation, Intec Telecom Systems, and AsiaInfo Linkage, Inc.), the Board is currently pursuing what we believe is a sub-optimal strategy of ‘spinning’ CNS into a stand-alone, publicly-traded entity.  We do not believe this Board, as currently constituted, is capable of effectively running CNS and/or unlocking shareholder value in the Company in the short or long run.  We believe a majority of new directors should be nominated for the 2012 annual meeting of shareholders (the “2012 Annual Meeting”).

The impact of the Board’s failure can be seen very clearly in the Company’s stock price.  Since January 1, 2007, the Company’s stock price has declined by nearly 70% and since its relisting on the NASDAQ Global Market in September 2011, the Company’s stock price has declined by more than 10%.  By contrast, since January 1, 2007, the S&P 500 is down by only 4%, and since September 2011, is up by more than 20%.  Moreover, since its relisting on the NASDAQ Global Market in July 2010, the stock price of the Company’s majority-owned subsidiary, Verint Systems Inc., has increased by approximately 30% and is relatively close to its price of $34 on January 1, 2007, clearly demonstrating that the predominant cause of the Company’s continued underperformance is its CNS business and the dissipation of its cash.

We believe the Company’s massive underperformance can be attributed to a number of factors, including failed hiring decisions, failed and misguided strategic planning,  poor execution of the CNS business, and a poorly managed re-statement process. These problems have occurred under this Board’s supervision and have resulted in the destruction of over $2.0 billion of shareholder value.

Lack of Proper Senior Officer Hires.  One of the major issues raised as part of the Vote No campaign was the lack of a permanent and well-qualified CEO and CFO for the CNS business.  For the past 14 months (in the case of the CEO) and 18 months (in the case of the CFO), each of these roles have been filled on (what was supposed to be) an interim basis by individuals we believe are not properly qualified to hold such positions.  This has clearly directly impacted the performance of the CNS business since that time (as evidenced, most recently, by the Company’s very poor performance in Q4 2011, as well as its own admission in its Annual Report for fiscal 2011 that it continues to have material weaknesses in its internal controls over financial reporting), as well as this Board’s ability to unlock shareholder value with respect to the CNS business.  Five months after the 2011 Annual Meeting (and more than 14 months since the departure of the prior CEO and CFO), these positions remain inadequately filled.  This situation must be solved immediately.

Failure to Realize Value in the CNS Business.  In the past 18 months, there have been three separate deals announced for companies comparable to the CNS business: Convergys Corporation just announced it is selling its Information Management business to NEC Corporation; CSG Systems International purchased Intec Telecom Systems; and AsiaInfo Linkage, Inc. is going private.  In each case, the relevant CNS-comparable businesses were valued at between 1.0 – 1.4x trailing twelve month revenue.  The CNS business would be a prime candidate for a similar sale (either in whole or in multiple parts), but for a number of actions we believe this Board has failed to complete, including hiring a permanent operating CEO and CFO (discussed above), having separate financials for the BSS and VAS business units, and correcting the organization’s internal controls.  The press has reported that the Board has retained Goldman Sachs and Rothschild to explore strategic alternatives for the CNS business, including multiple attempts to purportedly sell the CNS business.  We believe these efforts have not yet been successful because of the Board’s failure to execute these steps.

Misguided Spin-Off Plan.  The Board has announced it intends to try to spin-off the CNS business later this year.  We think that is a fundamentally flawed strategy.  We believe a spin-off would be very costly and likely require large amounts of the Company’s cash.  Furthermore, based on recent comparable acquisitions in this space, the CNS stand-alone entity would likely provide an unattractive subscale publicly-traded vehicle with weak financial processes.  We believe the Board should instead focus on hiring an appropriate CEO (one with substantial operating and relevant industry experience) and CFO, and then working to improve the business’s operations and internal controls, and preparing it for sale (including having complete separate financials for the BSS and VAS business units).  As noted above, there is substantial interest in the market for an asset like CNS, and if the business unit’s executive leadership (and subsequently operating issues) can be addressed, we believe a sale can be achieved in a much more efficient (and cash-generating, rather than cash-consuming) way.

Failure to Address the Holding Company Structure.  We believe the Company’s current “holding company” structure has created a substantial drag on its stock price (as well as on the stock price of its most valuable assets, its majority interest in Verint Systems Inc.) for several years.  Nevertheless, the Board has only recently indicated it intends to dissolve the structure, and only if/when it is able to complete a spin-off of the CNS business.  We believe the Board should work to collapse its current holding company structure as soon as possible, and irrespective of whether/when a spin-off is completed.

Continued Poor Operating Performance of the CNS Business.  As the Company’s most recent quarterly reporting confirms, the CNS business continues to disappoint.  There was a surprising decline in both revenue and bookings, signaling underperformance relative to the Board’s prior commitments to investors and relative to the rest of the industry.

All of the members of this Board have served for at least three years, and all but one Board member for five or more years.  We believe this Board, as currently constituted, has categorically failed in its duties to create value for shareholders.  Immediate change at the Board level is necessary to end the erosion of shareholder value and to realize the core value of the Company’s assets.  We believe a reconstituted Board with a majority of new, highly-qualified directors focused on reviewing all strategic options, with a skill set designed to allow for better execution on such options, is the best way to create value going forward.  We have lost confidence in this Board’s ability to make and execute on the wide range of important actions that need to be taken.  Moreover, both Institutional Shareholder Services (“ISS”) and Glass Lewis & Co. (“Glass Lewis”), two of the leading independent proxy voting advisory firms, agreed with Cadian Capital that change was needed on the Board at the 2011 Annual Meeting.  ISS recommended a vote against two directors and Glass Lewis recommended a vote against five directors.  Ultimately, two directors were forced to resign from the Board for failing to receive a majority of votes cast.  We believe further change is warranted to restore shareholder value.

Since the Board currently has six members, we have nominated a slate of four new directors (a copy of their biographies was previously sent to you but is attached hereto for your convenience).  We have not nominated a full slate of six new directors because we believe a newly constituted Board should retain some historical/institutional knowledge by having some of the current directors remain.  In our view, the members of the Strategic Committee (August Oliver (Board member since May 2007), Theodore Schell (Board member since December 2006), and Mark Terrell (Board Member since July 2006)), as well as Robert Dubner (Board member since January 2009, and whom, along with Mr. Oliver and Mr. Terrell, is a member of the Audit Committee), are most responsible for the failings of the Board and should not be nominated for re-election at the 2012 Annual Meeting.

As shown on the attached biographies, the four nominees we have proposed have the extensive range of relevant operating expertise and quality industry experience necessary to address the difficult challenges currently facing the Company, and are well equipped to both evaluate and execute the strategic steps necessary to improve shareholder value.  These nominees should be much more effective at (i) seeking, attracting and hiring quality executive personnel (most importantly, a new CEO and CFO), (ii) working with such senior officers to help address the various issues causing CNS’s continuing poor operating performance, and (iii) preparing for and executing an effective sales process with respect to the CNS business (either in whole or in parts).

We also wish to note that none of the directors we have nominated have any ties to Cadian Capital, other than with respect to our having nominated them to serve as directors of the Company.  We have gotten to know these proposed directors over the past several months as we became increasingly disillusioned with the current Board’s performance and sought new qualified leadership.

It is ultimately in the best interests of shareholders to avoid a disruption and expense of a protracted proxy fight.  Therefore, we urge the Board to engage in discussions with us regarding the composition of the Board in hopes of ultimately reaching a mutually agreeable resolution that will serve the best interests of all shareholders.

Sincerely,

/s/ Eric Bannasch

Eric Bannasch Managing Member Cadian Capital Management, LLC

Biographies of Cadian Capital Nominees

Stephen Andrews, age 54, has been an independent Technology, Media & Telecommunications advisor and investor at AbbeyBarn Communications Limited since June 2009 and in such capacity has served as the Chairman of a Global TelCo Consortia (TelCo Futures Forum), sponsored by Deutsche Telekom and Swisscom.  During this time he has also been an Executive Advisor to companies such as: Microsoft (UK), Qsensei (Germany/USA), Mimedia (USA), Aap3 (UK/USA), and Elinia (UK).  From 2003 to April 2009, Mr. Andrews served as the Group Managing Director of BT Mobility & Convergence and Managing Director of Strategy and Products at BT Retail, a division of BT Group plc, a global communications services provider, where he supervised approximately 500 employees and executives.  From 2000 to 2003, Mr. Andrews was the President of the International Carrier and Networks Business of BT Global Services, a division of BT Group plc.  From 1996 to 2000, Mr. Andrews was a Director of European Alliances responsible for investments in joint ventures and 100% owned TMT companies at BT Europe, a division of BT Group plc.  Mr. Andrews holds a Full Technological Certificate in Advanced Telecommunications from Bristol College (UK) and a Certificate in Industrial Management from Kingston upon Thames Management College.

James Budge, age 45, has served as the Chief Financial Officer of Rovi Corporation (NASDAQ:ROVI), a global provider of digital entertainment technology solutions, since September 2005 and as its Chief Financial Officer and Chief Operating Officer since February 2012.  Mr. Budge served as Chief Financial Officer of Trados, Inc., an enterprise management software provider, from January 2004 until its merger with SDL International in August 2005.  From August 2002 until joining Trados, Inc., Mr. Budge served as Chief Financial Officer of Sendmail, Inc., a secure email provider, and from April 1999 until its merger with IBM in January 2002, Mr. Budge served as Chief Financial Officer of CrossWorlds Software, Inc., a provider of business infrastructure software.  Mr. Budge holds a B.S. in Accounting from Brigham Young University and is a Certified Public Accountant.

Doron Inbar, age 62, has been a Venture Partner at Carmel Ventures, an Israeli-based venture capital firm that invests primarily in early stage companies in the fields of Software, Communications, Semiconductors, Internet, Media, and Consumer Electronics, since 2006.  Previously, Mr. Inbar served as the President of ECI Telecom Ltd., a global telecom networking infrastructure provider, from November 1999 to December 2005 and its Chief Executive Officer from February 2000 to December 2005.  Mr. Inbar joined ECI Telecom Ltd. in 1983 and during his first eleven years with the company, served in various positions at its wholly-owned U.S. subsidiary, ECI Telecom, Inc., in the U.S., including Executive Vice President and General Manager.  In July 1994, Mr. Inbar returned to Israel to become Vice President, Corporate Budget, Control and Subsidiaries of ECI Telecom Ltd.  In June 1996, Mr. Inbar was appointed Senior Vice President and Chief Financial Officer of ECI Telecom Ltd., and he became Executive Vice President of ECI Telecom Ltd. in January 1999.  Mr. Inbar has served on the board of directors of Alvarion Ltd. (NASDAQ: ALVR), a company that designs and sells broadband wireless and Wi-Fi products, since September 2009 and is a member of its audit committee.  Mr. Inbar also serves on the board of directors of SolarEdge Technologies Inc., an innovative start up in the photovoltaic industry, as Chairman of the Board of Archimedes Global Ltd., a company which provides health insurance and health provision in East Europe, and on the board of directors of Maccabi dent Ltd., the largest chain of dental service clinics in Israel.  Previously, Mr. Inbar served as Chairman of the Board of C-nario Ltd., a global provider of digital signage software solutions, Chairman of the Board of Followap Inc., which was sold to Neustar, Inc. in November 2006, and Chairman of the Board of Enure Networks Ltd.  Mr. Inbar holds a B.A. in Economics and Business Administration from Bar-Ilan University, Israel.

Richard Nottenburg, Ph.D., age 58, has served as a member of the board of directors of Aeroflex Holding Corp. (NYSE:ARX), a global provider of radio frequency and microwave integrated circuits, components and systems used in the design, development and maintenance of high-performance wireless communication systems, since November 2010, and as a member of the board of directors of PMC-Sierra, Inc. (NASDAQ:PMCS), a semiconductor innovator transforming networks that connect, move and store digital content, since August 2011.  From June 2008 to October 2010, Dr. Nottenburg served as President, Chief Executive Officer, and a director of Sonus Networks, Inc. (NASDAQ:SONS), a provider of voice and multimedia infrastructure solutions.  From July 2004 until May 2008, Dr. Nottenburg was an officer with Motorola, Inc. (now known as Motorola Solutions, Inc., “Motorola”) ultimately serving as its Executive Vice President, Chief Strategy Officer and Chief Technology Officer. While at Motorola, Dr. Nottenburg was responsible for shaping Motorola’s overall corporate strategy. Prior to joining Motorola as an officer in July 2004, Dr. Nottenburg was a strategic consultant to the Company from January 2004 to July 2004.  Dr. Nottenburg previously served as a member of the Board from December 2006 to November 2011 and as a member of the board of directors of Verint Systems, Inc. (“Verint”) from July 2011 to November 2011.  Dr. Nottenburg holds a B.S. in Electrical Engineering from Polytechnic Institute of New York, an M.S. in Electrical Engineering from Colorado State University, and a Doctor of Science in Electrical Engineering from the Ecole Polytechnique Federale de Lausanne in Lausanne, Switzerland.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Cadian Capital Management, LLC, a Delaware limited liability company (“Cadian Capital”), together with the other Participants (as defined below), intends to make a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and accompanying proxy card to be used to solicit proxies for the election of its slate of director nominees at the 2012 annual meeting of shareholders of Comverse Technology, Inc., a New York corporation (the “Company”).

CADIAN CAPITAL STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.  REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, MORROW & CO., LLC, TOLL-FREE AT (800) 662-5200 or (203) 658-9400.

The Participants in the proxy solicitation are anticipated to be Cadian Capital, Cadian Fund LP, a Delaware limited partnership (“Cadian Fund”), Cadian Master Fund LP, a Cayman Island exempted limited partnership (“Cadian Master”), Cadian GP, LLC, a Delaware limited liability company (“Cadian GP”), Eric Bannasch, Stephen Andrews, James Budge, Doron Inbar, and Richard N. Nottenburg (collectively, the “Participants”).

As of the date hereof, the Participants collectively own an aggregate of 4,226,158 shares of common stock of the Company, consisting of the following: (1) 1,674,463 shares owned directly by Cadian Fund, (2) 2,511,695 shares owned directly by Cadian Master, and (3) 40,000 shares owned directly by Dr. Nottenburg.  Cadian Management is the investment manager of Cadian Fund and Cadian Master.  Cadian GP is the general partner of Cadian Fund and Cadian Master.  Eric Bannasch is the managing member of Cadian Management.  Accordingly, each of Cadian Management, Cadian GP and Eric Bannasch may be deemed to beneficially own the shares directly owned by Cadian Fund and Cadian Master.

As members of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of the Participants may be deemed to beneficially own the shares of common stock of the Company owned in the aggregate by the other Participants.  Each of the Participants disclaims beneficial ownership of such shares of common stock except to the extent of his or its pecuniary interest therein.

Contact:

Eric Bannasch / Justin Griffith
Cadian Capital Management, LLC
(212) 792-8800

or

Tom Ball / John Ferguson
Morrow & Co., LLC
(203) 658-9400